As filed with the Securities and Exchange Commission on March 16, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Tremor Video, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5480343
(State of incorporation or organization)	(I.R.S. employer identification No.)

1501 Broadway, Suite 801

New York, New York 10036

(Address of principal executive offices including zip code)

Tremor Video, Inc. 2013 Equity Incentive Plan

New Hire Inducement Stock Option Grants

(Full title of the plan)

William Day

President and Chief Executive Officer

Tremor Video, Inc.

1501 Broadway, Suite 801

New York, New York 10036

(646) 723-5300

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Eric Jensen Nicole Brookshire Peyton Worley Cooley LLP 1114 Avenue of the Americas New York, New York 10036 Tel: (212) 479-6000	Aaron Saltz General Counsel 1501 Broadway, Suite 801 New York, New York 10036 Tel: (646) 723-5300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share (4)	Proposed Maximum Aggregate Offering Price (4)		Amount of Registration Fee
Common Stock, par value $0.0001 per share
— Reserved for future issuance under the Tremor Video, Inc. 2013 Equity Incentive Plan	2,088,575	(2)	$1.87	$3,895,192	(5)	$392.25
— Shares issuable under new hire inducement stock option award	570,000	(3)	$1.94	$1,105,800	(6)	$112.00
— Shares issuable under new hire inducement stock option award	350,000	(4)	$1.90	$665,000	(7)	$67.00

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional securities that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock (the “Common Stock”).

(2)          Represents additional shares of the Registrant’s Common Stock reserved for future issuance under the Registrant’s Tremor Video, Inc. 2013 Equity Incentive Plan, as amended (the “2013 Plan”) by reason of the automatic increase provision of the 2013 Plan.  The 2013 Plan share reserve will automatically increase on January 1st of each year, for a period of ten years continuing through and including January 1st, 2023, by the lesser of 4% of the total number of shares of Common Stock outstanding on the immediately preceding December 31st, or a lesser number of shares determined by the Registrant’s Board of Directors.

(3)          Represents additional shares of the Registrant’s Common Stock issuable under a new hire inducement stock option award granted on September 8, 2015 to the Registrant’s Chief Financial Officer.

(4)          Represents additional shares of the Registrant’s Common Stock issuable under a new hire inducement stock option award granted on October 20, 2015 to the Registrant’s Chief Technology Officer.

(5)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on March 14, 2016.

(6)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are calculated on the basis of $1.94 per share, the exercise price of the stock option granted by the Registrant to its Chief Financial Officer as a material inducement to his acceptance of employment with the Registrant in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual.

(7)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are calculated on the basis of $1.90 per share, the exercise price of the stock option granted by the Registrant to its Chief Technology Officer as a material inducement to his acceptance of employment with the Registrant in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual.

EXPLANATORY NOTE

Tremor Video, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 for the purpose of registering an additional (a) 2,088,575 shares of its common stock, par value $0.0001 per share (the “Common Stock”), issuable to eligible persons under the 2013 Equity Incentive Plan (the “2013 Plan”), which Common Stock is in addition to the shares of Common Stock registered on the Registrant’s Forms S-8 filed on June 28, 2013 (File No. 333-189682), July 23, 2014 (File No. 333-197585), February 9, 2015 (File No. 333-201985) and August 10, 2015 (File No. 333-206282) (collectively, “Prior Registration Statements.”) and (b) 570,000 and 350,000 shares of Common Stock underlying employment inducement awards in the form stock option awards granted to the Registrant’s Chief Financial Officer on September 8, 2015 with an exercise price of $1.94 per share and Chief Technology Officer on October 20, 2015 with an exercise price of $1.90 per share, respectively.

The additional 2,088,575 shares of Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provision in the 2013 Plan, which provides that the total number of shares reserved under such plan will be increased on the first day of each fiscal year pursuant to a specified formula.  Pursuant to General Instruction E to Form S-8, and only with respect to the Common Stock being registered under the 2013 Plan, this Registration Statement hereby incorporates by reference the contents of the Prior Registration Statements referenced above, in each case, except to the extent superseded hereby.  The Registrant notes that it restated its financial information with respect to the quarters ended March 31, June 30 and September 30, 2015 in its Annual Report on Form 10-K for the year ended December 31, 2015.  The financial information for the quarters ended March 31, June 30 and September 30, 2015 in such Annual Report on Form 10-K, which is incorporated herein by reference, supersedes any previously issued financial information with respect to such quarters.

Each employment inducement award was approved by the Compensation Committee of the Registrant’s Board of Directors in reliance on the employment inducement exception to shareholder approval under Section 303A.08 of the New York Stock Exchange Listed Company Manual, and therefore was not granted under the Registrant’s shareholder-approved equity plan.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory instruction note to Part I of Form S-8.  The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

ITEM 3.                                                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)                                       The contents of the Prior Registration Statements on Forms S-8 relating to the 2013 Plan, previously filed with the Commission on June 28, 2013 (File No. 333-189682), July 23, 2014 (File No. 333-197585), February 9, 2015 (File No. 333-201985) and August 10, 2015 (File No. 333-206282);

(b)                                       The Registrant’s Annual Report on Form 10-K filed with the Commission on March 15, 2016, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(c)                                        All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (b) above;

(d)                                       The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on June 21, 2013 (File No. 001-35982) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information in Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                                                DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.                                                INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.                                                INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate the liability of its directors for monetary damages to the fullest extent under applicable law.

The Registrant’s amended and restated bylaws provide that:

•                  the Registrant is required to indemnify its directors and executive officers to the extent not prohibited by law, subject to certain limited exceptions;

•                  the Registrant may indemnify its other officers, employees and agents to the extent not prohibited by law;

•                  the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by law, subject to certain limited exceptions; and

•                  the rights conferred in the amended and restated bylaws are not exclusive.

In addition, the Registrant has entered, and intends to continue to enter, into indemnification agreements with each of its current directors and officers.  These agreements provide for the indemnification of directors and officers for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

The Registrant currently carries liability insurance for its directors and officers for securities matters.

The indemnification provisions in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and officers is sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 9 hereof.

ITEM 7.                                                EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.                                                EXHIBITS

The following exhibits are filed herewith:

Exhibit Number	Description

4.1 (1)	Amended and Restated Certificate of Incorporation of the Registrant.
4.2 (2)	Amended and Restated Bylaws of the Registrant.
4.3 (3)	Specimen stock certificate evidencing shares of common stock.
5.1	Opinion of Cooley LLP.
23.1	Consent of Cooley LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on the signature page of this Form S-8).
99.1 (4)	Tremor Video, Inc. 2013 Equity Incentive Plan, as amended.
99.2	Option Agreement dated September 8, 2015 by and between the Registrant and John Rego.
99.3	Option Agreement dated October 20, 2015 by and between the Registrant and John Walsh.

(1)         Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35982), filed with the U.S. Securities and Exchange Commission on July 5, 2013, and incorporated herein by reference.

(2)         Previously filed as Exhibit 3.4 to Registrant’s Registration Statement on Form S-1/A (File No. 333-188813), filed with the U.S. Securities and Exchange Commission on June 14, 2013, and incorporated herein by reference.

(3)         Previously filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-1/A (File No. 333-188813), filed with the U.S. Securities and Exchange Commission on June 14, 2013, and incorporated herein by reference.

(4)         Previously filed as Appendix A to Registrant’s Definitive Proxy Statement on Form 14A for its 2015 Annual Meeting of Stockholders, filed with the U.S. Securities and Exchange Commission on April 15, 2015, and incorporated herein by reference.

ITEM 9.                                                UNDERTAKINGS

1.                                      The undersigned Registrant hereby undertakes:

(a)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 16, 2016.

TREMOR VIDEO, INC.

By:	/s/ William Day
William Day
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Day, John Rego and Aaron Saltz, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Day	President, Chief Executive Officer and Director	March 16, 2016
William Day	(Principal Executive Officer)

/s/ John Rego	Chief Financial Officer	March 16, 2016
John Rego	(Principal Accounting and Financial Officer)

/s/ Paul Caine	Director	March 16, 2016
Paul Caine

/s/ Rachel Lam	Director	March 16, 2016
Rachel Lam

/s/ Warren Lee	Director	March 16, 2016
Warren Lee

/s/ James Rossman	Director	March 16, 2016
James Rossman

/s/ Robert Schechter	Director	March 16, 2016
Robert Schechter

/s/ Michael Todd	Director	March 16, 2016
Michael Todd

EXHIBIT INDEX

Exhibit Number	Description

4.1 (1)	Amended and Restated Certificate of Incorporation of the Registrant.
4.2 (2)	Amended and Restated Bylaws of the Registrant.
4.3 (3)	Specimen stock certificate evidencing shares of common stock.
5.1	Opinion of Cooley LLP.
23.1	Consent of Cooley LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on the signature page of this Form S-8).
99.1 (4)	Tremor Video, Inc. 2013 Equity Incentive Plan.
99.2	Option Agreement dated September 8, 2015 by and between the Registrant and John Rego.
99.3	Option Agreement dated October 20, 2015 by and between the Registrant and John Walsh.

(1)         Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35982), filed with the U.S. Securities and Exchange Commission on July 5, 2013, and incorporated herein by reference.

(2)         Previously filed as Exhibit 3.4 to Registrant’s Registration Statement on Form S-1/A (File No. 333-188813), filed with the U.S. Securities and Exchange Commission on June 14, 2013, and incorporated herein by reference.

(3)         Previously filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-1/A (File No. 333-188813), filed with the U.S. Securities and Exchange Commission on June 14, 2013, and incorporated herein by reference.

(4)         Previously filed as Appendix A to Registrant’s Definitive Proxy Statement on Form 14A for its 2015 Annual Meeting of Stockholders, filed with the U.S. Securities and Exchange Commission on April 15, 2015, and incorporated herein by reference.